UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 13, 2015

EPIRUS BIOPHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-51171	04-3514457
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

699 Boylston Street
Eighth Floor
Boston, MA 02116

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (617) 600-3497

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 13, 2015, Epirus Switzerland GmbH, a wholly-owned subsidiary of EPIRUS Biopharmaceuticals, Inc. (together with its subsidiaries, the “Company”), entered into a Collaboration Agreement (the “Agreement”) with Swiss Pharma International AG, an affiliate of Pharmaceutical Works Polpharma S.A. (together with Swiss Pharma International AG, “Polpharma”), for the development and commercialization in certain designated territories of the Company’s product candidates, BOW015, a biosimilar version of Remicade® (infliximab), BOW050, a biosimilar version of Humira® (adalimumab) and BOW070, a biosimilar version of Actemra® (tocilizumab). The designated territories include the European Union (with the exception of Austria, Belgium, Denmark, Finland, Luxembourg, the Netherlands and Sweden, which are reserved for the Company), together with certain countries in the Middle East, Turkey, Russia, and other countries comprising the Commonwealth of Independent States, or CIS. The Company will also retain exclusive rights for the three products in North America and other markets outside of the designated territories, including Switzerland and Norway. Within the designated territories, the Agreement contains exclusivity provisions such that each of the Company and Polpharma agrees not to exploit any other biosimilar product based on reference product other than the three products licensed under the Agreement, subject to limited exceptions.

Under the Agreement, the Company and Polpharma have cross-licensed all intellectual property rights and technology relating to their applicable biosimilar development programs to enable the parties to develop and commercialize the three above-mentioned biosimilar products in the designated territories and the Company to develop and commercialize these biosimilar products outside of the designated territories. The three product programs will consist of process development, clinical trials, regulatory, manufacturing and commercialization activities in the designated territories. For such programs, the Company will lead the global product development and clinical programs and will also be responsible for process development, scale-up and manufacturing in the designated territories, both parties will collaborate on regulatory filings in the designated territories, and Polpharma will be responsible for the commercialization of the products in the designated territories. Polpharma has the right to be a second source manufacturer for any of the products, including a right to perform fill and finish production for all three products, subject to certain conditions. A joint management committee will oversee the collaboration on behalf of both parties.

Polpharma will bear 51% and the Company will bear 49% of the costs associated with the development programs for the three products in the designated territories. Following commercial launch, profits and losses for the three products in the designated territories will be split 51% for Polpharma and 49% for the Company.

If not terminated earlier, the Agreement will continue in perpetuity. Either party may terminate the Agreement under certain circumstances, including a breach of certain fundamental obligations under the Agreement by the other party and upon insolvency of the other party. The Company may terminate the Agreement upon a legal challenge by Polpharma of the patent rights licensed to it by the Company. If the Company breaches its fundamental obligations under the Agreement, then in lieu of terminating the Agreement, Polpharma may elect to continue the Agreement, but the Company’s cost-sharing and profit-sharing allocations described above will be adjusted to 25% and Polpharma’s allocations will be adjusted to 75%.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by the full text of the Agreement, a copy of which will be filed, with confidential terms redacted, with the exhibits to the Company’s quarterly report on Form 10-Q for the quarter ending September 30, 2015.

Item 8.01 Other Events.

On July 14, 2015, the Company issued a press release announcing the execution of the Agreement. A copy of the press release is filed as Exhibit 99.1 hereto and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1     Press Release of EPIRUS Biopharmaceuticals, Inc. dated July 14, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EPIRUS BIOPHARMACEUTICALS, INC.

By:	/s/ Amit Munshi
Name:	Amit Munshi
Title:	President and Chief Executive Officer

Date: July 14, 2015

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release of EPIRUS Biopharmaceuticals, Inc. dated July 14, 2015